SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 23, 2004
Date of Report (Date of Earliest Event Reported)

FIRST POTOMAC REALTY TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-31824	37-1470730
(State or Other Jurisdiction	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

7200 Wisconsin Avenue, Suite 310
Bethesda, Maryland 20814
(Address of Principal Executive Offices) (Zip Code)

(301) 986-9200
(Registrant’s Telephone Number, Including Area Code)

N/A
( Former Name or Former Address, if Changed Since Last Report)

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 28, 2004, First Potomac Realty Trust (the “Company”) filed a current report on Form 8-K announcing the entry by the Company into a material definitive agreement to acquire the membership interests of the entities that own 4612 Navistar Drive (“Navistar”) and Metro Park North (“Metro Park”), an aggregate portfolio of five industrial and flex buildings located in suburban Maryland totaling approximately 405,000 square feet (collectively, the “Properties”).

On December 23, 2004, the Company completed the acquisition of the Properties from certain affiliates of T. Richard Butera and RIP Investments LP. The aggregate purchase price for the Properties was approximately $63.0 million, consisting of the assumption of approximately $37.3 million of mortgage debt on the Properties, with the remainder to be paid in cash from borrowings under the Company’s revolving credit facility. The following table sets forth certain approximate information regarding the Properties:

		Net Rentable	Purchase Price
Property	Buildings	Square Feet	Allocation
Navistar
Frederick, MD	1	215,000	$22,000,000
Metro Park
Rockville, MD	4	190,000	$41,000,000

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Company’s acquisition of the Properties, the Company entered into loan agreements with UBS Warburg Real Estate Investments Inc. on December 23, 2004 providing for, among other things, a first mortgage lien on each of Navistar and Metro Park (collectively, the “Indebtedness”). The following table sets forth certain approximate information regarding the Indebtedness:

		Annual	Amortization
Property	Loan Amount	Interest Rate	Period	Maturity Date
Navistar	$13,100,000	7.48%	340 months	7/11/2011	(1)
Metro Park	$24,200,000	7.11%	340 months	2/11/2012	(2)

(1) Actual maturity date is July 11, 2031, however interest rate is adjusted after July 11, 2011.

(2) Actual maturity date is February 11, 2032, however interest rate is adjusted after February 11, 2012.

The Indebtedness includes certain customary covenants, including without limitation, maintenance of a minimum net worth by the guarantor, debt coverage requirements, maintaining insurance on the Properties, providing financial reports and maintenance of certain reserves.

The Indebtedness also includes prepayment penalties and customary events of default, including failure to pay a sum due, entry into a subordinate financing without the lender’s consent and a change in control of the Company. Upon the occurrence of an event of default under the Indebtedness, the lender may accelerate the obligation and declare amounts outstanding to be immediately due and payable and may foreclose on the Properties. A default under the Indebtedness could also trigger a default under the Company’s line of credit, which could accelerate amounts due under that agreement as well and result in foreclosures on the Company’s other properties.

The Company funded the remainder of the purchase price of the Properties by borrowing an additional $25.7 million under the Company’s revolving credit facility, subject to its terms.

Item 7.01. Regulation FD Disclosure.

On December 28, 2004, the Company issued a press release announcing the acquisition of Navistar and Metro Park. A copy of the release is furnished as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the information included in this item of the current report on Form 8-K (including Exhibit 99.1 hereto), shall not be deemed “filed” for the purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Properties Acquired.
The required financial statements for the Properties were included in the Company’s current report on Form 8-K filed on November 29, 2004.

(b)	Pro Forma Financial Information.
The required pro forma financial information for the Properties was included in the Company’s current report on Form 8-K filed on November 29, 2004.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press release dated December 28, 2004

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST
December 28, 2004	/s/ Barry H. Bass
Barry H. Bass
Chief Financial Officer

FIRST POTOMAC REALTY TRUST
INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press release dated December 28, 2004.